Exhibit 99.1

Amkor Technology Announces Leadership Change

CHANDLER, Ariz., Aug. 25 — Amkor Technology, Inc. (Nasdaq: AMKR) today announced a leadership change. Bruce Freyman, former President and COO, has resigned from Amkor. John Boruch, Vice Chairman, has moved back into his former role as President and COO.

“I am glad to be back in the role as President and COO of Amkor, and I’m excited about the future of our company. My initial focus is to articulate a clear direction for the future through a renewed focus on total customer satisfaction,” said John Boruch. “As an industry veteran, John has the commitment and wisdom to lead our company forward to the next level,” said Jim Kim, Amkor’s Chairman and CEO. “I am confident that his leadership and experience will generate continued growth and success for Amkor.”

Mr. Boruch joined Amkor in 1984 as Corporate Vice President of Sales. He was promoted to President 1992, and Chief Operating Officer in 1999. He was most recently promoted to Vice Chairman in January of 2004.

About Amkor:

Amkor is a leading provider of contract semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s web site: www.amkor.com.

For further information please contact: Jeffrey Luth, VP Corporate Communications, Amkor Technology, Inc., +1-480-821-5000 ext. 5130, jluth@amkor.com

1